May 2011 Filed pursuant to Rule 433 dated May 11, 2010 relating to Preliminary Pricing Supplement No. 788 dated May 11, 2010 to Registration Statement No. 333-156423
STRUCTURED INVESTMENTS
Opportunities in Commodities
Trigger Securities due May    , 2013
Based on the Performance of a Basket Composed of Seven Commodities
The Trigger Securities offer exposure to an equally-weighted basket consisting of seven physical commodities.  At maturity, if the basket has appreciated, investors will receive the stated principal amount of their investment plus any upside performance of the basket, subject to the maximum payment at maturity.  At maturity, if the basket has depreciated and (i) if the value of the basket has not declined below the trigger level on any trading day during the observation period, investors will receive par or (ii) if the value of the basket has declined below the trigger level on any trading day during the observation period, investors will be exposed on a 1 to 1 basis to the negative performance of the basket on the valuation date.  The payment at maturity may be less, and potentially significantly less, than the stated principal amount of the securities and could be zero.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	May , 2011
Original issue date:	May , 2011 (3 business days after the pricing date)
Maturity date:	May , 2013
Aggregate principal amount:	$
Basket:	Basket commodity	Bloomberg ticker symbol*	Weighting
	Brent crude oil	CO1	14.2857%
	Copper	LOCADY	14.2857%
	Corn	C 1	14.2857%
	Cotton	CT1	14.2857%
	Nickel	LONIDY	14.2857%
	Palladium	PLDMLNPM	14.2857%
	Soybeans	S 1	14.2857%
* Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the initial price and the basket commodity price, including the final price, will be determined based on the prices published by the relevant exchange.

Payment at maturity:
▪     If the final basket performance factor is greater than or equal to 100%: $1,000 + upside payment
   In no event will the payment at maturity exceed the maximum payment at maturity.
▪     If the final basket performance factor is less than 100% but the basket performance factor has not decreased below the trigger level of 70% on any trading day during the observation period: $1,000
▪     If the final basket performance factor is less than 100% and the basket performance factor has decreased below the trigger level of 70% on one or more trading days during the observation period: $1,000 × final basket performance factor

This amount will be less, and potentially significantly less, than the stated principal amount of $1,000 and could be zero.
Maximum payment at maturity:	$1,420 to $1,470 per security (142% to 147% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Upside payment:	$1,000 × participation rate × basket percent increase
Participation rate:	100%
Basket percent increase:	The sum of the products of, with respect to each basket commodity: [(final price – initial price) / initial price] × weighting
Trigger level:	70%
Observation period:	The period that includes each day that is a trading day for all of the basket commodities from but excluding the pricing date to and including the valuation date
Basket performance factor:	The sum of the products of, with respect to each basket commodity: [basket commodity price / initial price] × weighting
Final basket performance factor:	The basket performance factor on the valuation date
Basket commodity price:
For any trading day: Brent crude oil: the official settlement price per barrel (as stated in U.S. dollars); Copper: the official cash offer price per tonne (as stated in U.S. dollars); Corn:  the official settlement price per bushel (as stated in U.S. cents); Cotton: the official settlement price per pound (as stated in U.S. cents); Nickel: the official cash offer price per tonne (as stated in U.S. dollars); Palladium:  the official afternoon palladium fixing price per troy ounce gross (as stated in U.S. dollars); and Soybeans: the official settlement price per bushel (as stated in U.S. cents). For full descriptions, please see “Fact Sheet – Basket commodity price” beginning on page 6 of this document.

Initial price:	The basket commodity price for the applicable basket commodity on the pricing date
Final price:	The basket commodity price for the applicable basket commodity on the valuation date
Valuation date:	In respect of each basket commodity, May , 2013, subject to adjustment for a non-trading day or a market disruption event in respect of the applicable basket commodity.
Interest:	None
CUSIP:	617482UF9
ISIN:	US617482UF98
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$1,000	$22.50	$977.50
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $22.50 for each security they sell. See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and  “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 788 dated May 11, 2011
Prospectus Supplement dated December 23, 2008                Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Trigger Securities due May    , 2013
Based on the Performance of a Basket Composed of Seven Commodities

Investment Overview

The Trigger Securities due May    , 2013 Based on the Performance of a Basket Composed of Seven Commodities (the “securities”) can be used:

▪	To gain access to a basket of seven physical commodities and provide diversification of underlying asset class exposure

▪
To provide protection against a loss of principal in the event of a decline in the value of the basket on the valuation date but only if the value of the basket does not decline in value by an amount greater than 30% from its initial value on any trading day during the approximately two-year observation period.

Maturity:	Approximately 2 years

Maximum payment at maturity:	$1,420 to $1,470 per security (142% to 147% of the stated principal amount), to be determined on the pricing date.

Payment Scenario 1:
If the basket has remained unchanged or appreciated in value on the valuation date, you will receive a full return of principal at maturity plus an upside payment based on 1 to 1 participation in the basket appreciation, subject to the maximum payment at maturity.

Payment Scenario 2:
If the basket has depreciated in value on the valuation date but the value of the basket has not declined below 70% of its initial value on any trading day during the observation period, you will receive the $1,000 stated principal amount at maturity.

Payment Scenario 3:
If the basket has depreciated in value on the valuation date and the value of the basket has declined below 70% of its initial value on one or more trading days during the observation period, you will receive a payment at maturity that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket from the pricing date to the valuation date.  This amount will be less, and may be significantly less, than the stated principal amount.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

Minimum payment at maturity:	None

Interest:	None

May 2011	Page 2

Trigger Securities due May    , 2013
Based on the Performance of a Basket Composed of Seven Commodities

Basket Overview

The basket is an equally-weighted basket composed of seven commodities.

Basket commodity information as of May 6, 2011
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low	Weighting
Brent crude oil (in U.S. dollars)	CO1	$109.13	$79.83	$126.65 (on 4/8/2011 )	$69.55 (on 5/25/2010)	14.2857%
Copper (in U.S. dollars)	LOCADY	$8,790.00	$6,945.00	$10,148.00 (on 2/14/2011)	$6,091.00 (on 6/8/2010)	14.2857%
Corn (in U.S. cents)	C 1	682.75¢	364.00¢	776.00¢ (on 4/11/2011)	325.00¢ (on 6/29/2010)	14.2857%
Cotton (in U.S. cents)	CT1	153.80¢	78.25¢	215.15¢ (on 3/4/2011)	77.06¢ (on 6/6/2010)	14.2857%
Nickel (in U.S. dollars)	LONIDY	$24,430	$21,670	$29,030 (on 2/21/2011)	$17,955 (on 6/8/2010)	14.2857%
Palladium (in U.S. dollars)	PLDMLNPM	$721.00	$507.00	$858.00 (on 2/21/2011)	$419.00 (on 5/23/2010)	14.2857%
Soybeans (in U.S. cents)	S 1	1,325.00¢	945.50¢	1,451.00¢ (on 2/9/2011)	930.50¢ (on 5/25/2010)	14.2857%

* Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the initial price and the basket commodity price, including the final price, will be determined based on the prices published by the relevant exchange.

Historical Basket Performance January 1, 2006 through May 6, 2011

The graph is calculated to show the performance of the basket during the period from January 1, 2006 through May 6, 2011 assuming the basket commodities are weighted as set out above and illustrates the effect of the offset and/or correlation among the basket commodities during such period.  The graph does not take into account the maximum payment at maturity, nor does it attempt to show your expected return on an investment in the securities.  You cannot predict the future performance of any basket commodity or of the basket as a whole, or whether increases in the price of any basket commodity will be offset by decreases in the prices of the other basket commodities.  The historical price performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of its future performance.

May 2011	Page 3

Trigger Securities due May    , 2013
Based on the Performance of a Basket Composed of Seven Commodities

Key Investment Rationale

This two-year investment offers a potential return at maturity based on full participation in the positive performance of the basket, subject to a maximum payment at maturity of $1,420 to $1,470 per security (142% to 147% of the stated principal amount), to be determined on the pricing date, and protection from loss of principal in the event of a decline in the value of the basket on the valuation date so long as the value of the basket does not decline below the trigger level of 70% of its initial value on any trading day during the observation period.  However, if the trigger level is reached on any trading day during the observation period, the securities will be exposed on a 1 to 1 basis to the negative performance of the basket on the valuation date.

Best Case Scenario
The basket appreciates in value on the valuation date and, at maturity, the securities redeem for the maximum payment at maturity of $1,420 to $1,470 per security (142% to 147% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Worst Case Scenario
The basket has depreciated in value on the valuation date and the value of the basket has declined below 70% of its initial value on one or more trading days during the observation period and, at maturity, the securities redeem for less than the stated principal amount by an amount proportionate to the negative performance of the basket.  This amount will be less, and may be significantly less, than the $1,000 stated principal amount and could be zero.  There is no minimum payment at maturity on the securities.

Summary of Selected Key Risks (see page 13)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	Appreciation potential is limited.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Market price of the securities may be influenced by many unpredictable factors.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Changes in the value of one or more of the basket commodities may offset each other.

▪	Specific commodities prices are volatile and are affected by numerous factors specific to each market.

▪	There are risks relating to trading of commodities on the London Platinum and Palladium Market.

▪	There are risks relating to the trading of metals on the London Metal Exchange.

▪	Investing in the securities is not equivalent to investing in the basket commodities or in futures contracts or forward contracts on the basket commodities.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

May 2011	Page 4

Trigger Securities due May    , 2013
Based on the Performance of a Basket Composed of Seven Commodities

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee the return of any principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based on (i) the performance of the basket on the valuation date and (ii) whether the basket performance factor has decreased below the trigger level of 70% on any trading day during the observation period.  In no event will the payment at maturity be greater than the maximum payment at maturity.  The securities are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
May , 2011	May , 2011 (3 business days after the pricing date)	May , 2013, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Basket:	Basket commodity	Bloomberg ticker symbol	Weighting
	Brent crude oil	CO1	14.2857%
	Copper	LOCADY	14.2857%
	Corn	C 1	14.2857%
	Cotton	CT1	14.2857%
	Nickel	LONIDY	14.2857%
	Palladium	PLDMLNPM	14.2857%
	Soybeans	S 1	14.2857%
Payment at maturity:	▪ If the final basket performance factor is greater than or equal to 100%: $1,000 + upside payment In no event will the payment at maturity exceed the maximum payment at maturity.

▪     If the final basket performance factor is less than 100% but the basket performance factor has not decreased below the trigger level of 70% on any trading day during the period from but excluding the pricing date to and including the valuation date:
$1,000
▪     If the final basket performance factor is less than 100% and the basket performance factor has decreased below the trigger level of 70% on one or  more trading days during the period from but excluding the pricing date to and including the valuation date:

$1,000 × final basket performance factor
This amount will be less, and potentially significantly less, than the stated principal amount of $1,000 and could be zero.
Maximum payment at maturity:	$1,420 to $1,470 per security (142% to 147% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Upside payment:	$1,000 × participation rate × basket percent increase
Participation rate:	100%
Basket percent increase:	The sum of the products of, with respect to each basket commodity: [(final price – initial price) / initial price] × weighting
Trigger level:	70%
Observation period:	The period that includes each day that is a trading day for all of the basket commodities from but excluding the pricing date to and including the valuation date
Basket performance factor:	The sum of the products of, with respect to each basket commodity: [basket commodity price / initial price] × weighting
Final basket performance factor:	The basket performance factor on the valuation date
Risk factors:	Please see “Risk Factors” beginning on page 13.

May 2011	Page 5

Trigger Securities due May    , 2013
Based on the Performance of a Basket Composed of Seven Commodities

Basket commodity price:
For any trading day,

Brent crude oil: the official settlement price per barrel of Brent crude oil on the relevant exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the relevant exchange on such date;

Copper: the official cash offer price per tonne of Copper Grade A on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange on such date;

Corn: the official settlement price per bushel of deliverable-grade corn on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such date;

Cotton: the official settlement price per pound of deliverable-grade cotton No. 2 on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such date;

Nickel: the official cash offer price per tonne of primary nickel on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange on such date;

Palladium: the official afternoon palladium fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the relevant exchange authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the relevant exchange on such date; and

Soybeans: the official settlement price per bushel of deliverable-grade soybeans on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such date.

Relevant exchange:
Brent crude oil: the ICE Futures Europe
Copper: the London Metal Exchange
Corn: the Chicago Board of Trade
Cotton: the ICE Futures U.S.
Nickel: the London Metal Exchange
Palladium: the London Platinum and Palladium Market
Soybeans: the Chicago Board of Trade

Initial price:
The basket commodity price for the applicable basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.
If any initial price for any basket commodity as finally made available by the relevant exchange differs from any initial price specified in the final pricing supplement, we will include the definitive initial price in an amended pricing supplement.

Final price:
The basket commodity price for the applicable basket commodity on the valuation date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.

Valuation date:	In respect of each basket commodity, May , 2013, subject to a non-trading day or a market disruption event in respect of the applicable basket commodity.
Postponement of maturity date:
If due to a market disruption event or otherwise, the valuation date for any basket commodity is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following such valuation date as postponed.

May 2011	Page 6

Trigger Securities due May    , 2013
Based on the Performance of a Basket Composed of Seven Commodities

General Terms
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482UF9
ISIN:	US617482UF98
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although the issuer believes that, under current law, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a security.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪ a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange, and
▪     upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking positions in any of the basket commodities, in futures or options contracts on any of the basket commodities listed on major securities markets or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial prices of the basket commodities and, therefore, the prices at which the basket commodities must close on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the securities, and could increase the prices at which the basket commodities must close during the observation period in order for the basket performance factor to remain

May 2011	Page 7

Trigger Securities due May    , 2013
Based on the Performance of a Basket Composed of Seven Commodities

above the trigger level. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities by purchasing and selling futures contracts on the basket commodities or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the securities, including on the valuation date. We cannot give any assurance that our hedging activities will not affect the basket commodity prices and, therefore, adversely affect the value of the securities or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

May 2011	Page 8

Trigger Securities due May    , 2013
Based on the Performance of a Basket Composed of Seven Commodities

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $22.50 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus supplement for Commodity PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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How the Securities Work

Hypothetical Payouts on the Securities at Maturity

The following tables illustrate the payment at maturity on the securities for a range of hypothetical basket performances during the observation period, including on the valuation date.  Because the value of the basket may be subject to significant fluctuation during the observation period, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity.  The following examples are intended to illustrate how the payment at maturity will depend on (i) the performance of the basket on the valuation date, (ii) whether the basket performance factor has decreased below the trigger level on any trading day during the observation period and (iii) the maximum payment at maturity.

The hypothetical examples are based on the following terms:

Stated principal amount:	$1,000 per security
Trigger level:	70%
Participation rate:	100%
Hypothetical maximum payment at maturity:	$1,445 per security (144.5% of the stated principal amount)
Minimum payment at maturity:	None

TABLE 1:  The final basket performance factor is greater than or equal to 100%.  This table represents the hypothetical payment at maturity on a $1,000 investment in the securities when the basket has appreciated in value on the valuation date such that the final basket performance is greater than or equal to 100%.  In this scenario, any decrease of the basket performance factor below the trigger level on any trading day during the observation period is irrelevant to the payment at maturity.  In each case, the payment at maturity is subject to the maximum payment at maturity, and investors will realize the hypothetical maximum payment at maturity of $1,445 per security at a basket percent increase of 44.5%.

Hypothetical basket percent increase	Has the basket performance factor decreased below the trigger level during the observation period?	Payment at maturity
5%	Yes	$1,050
10%	Yes	$1,100
20%	No	$1,200
44.5%	Yes	$1,445
75%	No	$1,445
85%	No	$1,445

Below is a full example of how to calculate the payment at maturity if the final basket performance factor is greater than or equal to 100% (i.e., the basket percent increase is zero or positive).  The initial and final prices below are hypothetical prices and do not reflect the actual prices for the basket commodities.

Basket Commodity	% Weight in Basket	Hypothetical Initial Price	Hypothetical Final Price	Percentage Change
Brent crude oil	14.2857%	$110	$115.50	+ 5%
Copper	14.2857%	$8,800	$9,240	+ 5%
Corn	14.2857%	680¢	714¢	+ 5%
Cotton	14.2857%	150¢	157.5¢	+ 5%
Nickel	14.2857%	$24,000	$25,200	+ 5%
Palladium	14.2857%	$720	$756	+ 5%
Soybeans	14.2857%	1,320¢	1,386¢	+ 5%

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Basket Percent Increase = sum of (x) the final price for each basket commodity minus the initial price for such basket commodity divided by the initial price of such basket commodity times (y) the basket commodity weighting for such basket commodity:

[(final brent crude oil price – initial brent crude oil price) / initial brent crude oil price] × 14.2857%; plus
[(final copper price – initial copper price) / initial copper price] × 14.2857%; plus
[(final corn price – initial corn price) / initial corn price] × 14.2857%; plus
[(final cotton price – initial cotton price) / initial cotton price] × 14.2857%; plus
[(final nickel price – initial nickel price) / initial nickel price] × 14.2857%; plus
[(final palladium price – initial palladium price) / initial palladium price]  ×  14.2857%; plus
[(final soybeans price – initial soybeans price) / initial soybeans price]  ×  14.2857%.

So, using the final prices above:

Brent crude oil = [($115.50 – $110) / $110] × 14.2857%  = 0.7143%; plus copper  = [($9,240 – $8,800) / $8,800] × 14.2857%  = 0.7143%; plus corn  = [(714¢ – 680¢) / 680¢] × 14.2857%  = 0.7143%; plus
cotton = [(157.50¢ – 150¢) / 150¢] × 14.2857%  = 0.7143%; plus nickel = [($25,200 – $24,000) / $24,000] × 14.2857%  = 0.7143%; plus palladium = [($756 – $720) / $720] × 14.2857%  = 0.7143%; plus soybeans = [(1,386¢ – 1,320¢) / 1,320¢] × 14.2857%  = 0.7143%,

which equals

basket percent increase   =   5%

The upside payment will equal (i) $1,000 times (ii) the basket percent increase times (iii) the participation rate, or:

$1,000   ×   5%   ×   100%   =   $50

As this amount would not result in a payment at maturity that would exceed the hypothetical maximum payment at maturity of $1,445 per security, the payment at maturity will equal $1,000 plus the upside payment, or:

$1,000   +   $50   =   $1,050

TABLE 2:  The final basket performance factor is less than 100% but the basket performance factor has not decreased below the trigger level on any trading day during the observation period.  In this table, a final basket performance factor of less than 100% means the basket has declined in value.  In this scenario, the payment at maturity is the $1,000 stated principal amount per security.

Hypothetical final basket performance factor	Has the basket performance factor decreased below the trigger level during the observation period?	Payment at maturity
71%	No	$1,000
75%	No	$1,000
90%	No	$1,000

TABLE 3:  The final basket performance factor is less than 100% and the basket performance factor has decreased below the trigger level on one or more trading days during the observation period.  In this scenario, investors are fully exposed to any negative performance of the basket on the valuation date.

Hypothetical final basket performance factor	Has the basket performance factor decreased below the trigger level during the observation period?	Payment at maturity
0%	Yes	$0
60%	Yes	$600
65%	Yes	$650
75%	Yes	$750
90%	Yes	$900

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Below is a full example of how to calculate the payment at maturity if the final basket performance factor is less than 100% and the basket performance factor has declined below the trigger level on any trading day during the observation period.  The initial and final prices below are hypothetical prices and do not reflect the actual prices for the basket commodities.

Basket Commodity	% Weight in Basket	Hypothetical Initial Price	Hypothetical Final Price	Percentage Change
Brent crude oil	14.2857%	$110	$77	–30%
Copper	14.2857%	$8,800	$6,160	–30%
Corn	14.2857%	680¢	476¢	–30%
Cotton	14.2857%	150¢	105¢	–30%
Nickel	14.2857%	$24,000	$16,800	–30%
Palladium	14.2857%	$720	$504	–30%
Soybeans	14.2857%	1,320¢	1,386¢	+5%

Final Basket Performance Factor = the basket performance factor on the valuation date = sum of (x) the final price for each basket commodity divided by the initial price of such basket commodity times (y) the basket commodity weighting for such basket commodity:

(final brent crude oil price / initial brent crude oil price) × 14.2857%; plus
(final copper price / initial copper price) × 14.2857%; plus
(final corn price / initial corn price) × 14.2857%; plus
(final cotton price / initial cotton price) × 14.2857%; plus
(final nickel price / initial nickel price) × 14.2857%; plus
(final palladium price / initial palladium price) × 14.2857%; plus
(final soybeans price / initial soybeans price)  ×  14.2857%.

So, using the final prices above:

Brent crude oil = ($77 / $110) × 14.2857%  = 10%; plus
copper  = ($6,160 / $8,800) × 14.2857%  = 10%; plus
corn  = (476¢ / 680¢) × 14.2857%  = 10%; plus
cotton  = (105¢ / 150¢) × 14.2857%  = 10%; plus
nickel  = ($16,800 / $24,000) × 14.2857%  = 10%; plus
palladium = ($504 / $720) × 14.2857%  = 10%; plus
soybeans = (1,386¢ / 1,320¢) × 14.2857%  = 15%,

which equals

final basket performance factor   =   75%

In the above example, the payment at maturity per security will equal:

$1,000 times the final basket performance factor, or:

$1,000   ×   75%   =   $750

Please review the historical performance of each of the basket commodities for the period from January 1, 2006 through May 6, 2011 in “Historical Information” starting on page 18.  Please also review the graph of the historical performance of the basket as a whole for the same period (with each of the basket commodities weighted in the basket as set out above) in “Basket Overview” on page 3, which illustrates the effect of the offset and/or correlation among the basket commodities during such period.  You cannot predict the future performance of any of the basket commodities or of the basket as a whole, whether an increase in the price of one or more of the basket commodities will be offset by a decrease in the price of the other basket commodities or whether the basket performance factor will decrease below the trigger level on any trading day during the observation period based on their historical performance.

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Risk Factors

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the securities do not pay interest or guarantee any return of principal at maturity.  This section describes the most significant risks relating to the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and the accompanying prospectus.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

▪
The securities do not pay interest or guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and do not guarantee the return of any principal.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the performance of the basket during the observation period and on the valuation date.  Unless the basket percent increase is sufficiently greater than zero, the overall return on your investment in the securities may be less than the return on a conventional debt security of comparable maturity issued by us.  If the basket performance factor is less than the trigger level on one or more trading days during the observation period and the basket performance factor is less than 100% on the valuation date, you will receive an amount in cash at maturity that is less than the $1,000 stated principal amount by an amount proportionate to the percentage depreciation in the value of the basket on the valuation date.  This amount will be less, and may be significantly less, than the stated principal amount.  As there is no minimum payment at maturity on the securities, you could lose your entire investment.

▪
Appreciation potential is limited.  The appreciation potential of the securities is limited by the maximum payment at maturity of $1,420 to $1,470, or 142% to 147% of the stated principal amount, even if the basket percent increase is greater than 42% to 47%.  The actual maximum payment at maturity will be determined on the pricing date.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
Market price of the securities may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

▪	the market price of the basket commodities and futures contracts on the basket commodities and the volatility (frequency and magnitude of changes in price) of such prices;

▪	interest and yield rates in the markets;

▪
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets generally and which may affect the basket commodity prices;

▪	trends of supply and demand for the basket commodities at any time, as well as the effects of speculation or any government activity that could affect the market for such commodities;

▪	the time remaining until the securities mature;

▪	whether the basket performance factor has decreased below the trigger level on any trading day during the observation period; and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if the values of the basket commodities at the time of sale are at or below their initial prices or if market interest rates rise.  You cannot predict the future performance of any of the basket commodities or of the basket as a whole based on their historical performance.  There can be no assurance that the basket will appreciate in value such that you will receive at maturity an amount that is greater than the

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stated principal amount of the securities, or any amount at all.  The basket commodities may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the basket commodities), including trading in futures contracts on the basket commodities, and possibly in other instruments related to the basket commodities.  Some of our subsidiaries also trade the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general broker-dealer, commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial prices of the basket commodities and, therefore, the prices at which the basket commodities must close on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the securities, and could increase the prices at which the basket commodities must close during the observation period in order for the basket performance factor to remain above the trigger level.  Additionally, such hedging or trading activities during the term of the securities could adversely affect the basket commodity prices during the observation period, including on the valuation date, and, accordingly, the amount of cash, if any, you will receive at maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Changes in the value of one or more of the basket commodities may offset each other.  Movements in the values of the basket commodities may not correlate with each other.  At a time when one or more of the basket commodities increase in value, the other basket commodities may not increase as much, or may even decline in value.  Therefore, in calculating the performance of the basket on the valuation date, an increase in the value of one or more of the basket commodities may be moderated, or wholly offset, by a lesser increase or decline in the value of the other basket commodities.  If the basket performance factor is less than the trigger level on one or more trading days during the observation period and the basket performance factor is less than 100% on the valuation date, you will receive at maturity an amount that is less, and may be significantly less, than the amount of your original investment in the securities.

▪
Specific commodities prices are volatile and are affected by numerous factors specific to each market.  Investments, such as the securities, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below.  These factors may affect the price of copper, corn, palladium, silver and soybeans and therefore of the securities, in varying and potentially inconsistent ways.

Brent crude oil. The price of Brent crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general

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economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of Petroleum Exporting Countries (OPEC) and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

Copper.  The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for copper is significantly influenced by the level of global industrial economic activity.  Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors.  In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for copper in various applications.  Their availability and price will also affect demand for copper.  Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries.  In previous years, copper supply has been affected by strikes, financial problems and terrorist activity and other disruptions to the supply chain, from mining to storage to smelting.  The price of copper is also affected by variations in production costs, including storage, labor and energy costs, as well as regulatory compliance costs, including as a result of environmental regulations.

Corn.  The price of corn is primarily affected by the global demand for and supply of corn.  The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol.  The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed.  Negative developments in those industries may lessen the demand for corn.  For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease.  The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn.  The United States is the world’s largest supplier of corn, followed by China and Brazil.  The supply of corn is particularly sensitive to weather patterns in the United States and China.  In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

Cotton.  The price of cotton is primarily affected by the global demand for and supply of cotton, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  In addition, the price of cotton is affected by governmental programs and policies regarding agriculture, including cotton, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect cotton prices such as weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals.  Demand for cotton has generally increased with worldwide growth and prosperity.

Nickel.  The price of nickel is primarily affected by the global demand for and supply of nickel, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for nickel is significantly influenced by the level of global industrial economic activity.  The stainless steel industrial sector is particularly important to demand for nickel given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand.  Growth in the production of stainless steel will therefore drive nickel demand.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for nickel in various applications.  Their availability and price will also affect demand for nickel.  Nickel supply is dominated by Canada and the Commonwealth of Independent States (the “CIS”).  Exports from the CIS have increased in recent years.  The supply of nickel is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters.  Low prices for nickel in the early 1990s tended to discourage such investments.

Palladium.  The price of palladium has fluctuated widely over the past several years. Since the palladium supply is both limited and concentrated, any disruptions in the palladium supply tend to have an exaggerated effect on the price of palladium. Key factors that may influence prices are the policies and production and cost levels in the most important palladium-producing countries, in particular, Russia, South Africa  and Canada (which together account for over 80% of production), the size and availability of the Russian palladium stockpiles, global supply and demand as well as the economic situation of the main consuming countries. The possibility of large-scale distress sales of palladium in times of crises may also have a short-term negative impact on the price of palladium and may adversely affect the value of the securities.  For example, the 2008 financial

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crisis resulted in significantly depressed prices of palladium largely due to forced sales and deleveraging from institutional investors such as hedge funds and pension funds.  Crises in the future may impair palladium’s price performance which may, in turn, have an adverse effect on the value of the securities.  Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium as a catalytic converter, accounts for more than 50% of the industrial use of palladium, and a continued decline in the global automotive industry may impact the price of palladium and affect the value of the securities. Palladium is also used in the electronics, dental and jewelry industries.

Soybeans.  The price of soybeans is primarily affected by the global demand for and supply of soybeans, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture, including soybeans, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect soybean prices such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals.  Soy biodiesel, animal agriculture, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand.  The United States, Argentina and Brazil are the three largest suppliers of soybean crops.

▪
There are risks relating to trading of commodities on the London Platinum and Palladium Market.  Palladium is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The price of palladium will be determined by reference to the fixing price reported by the LPPM.  The LPPM is a self-regulatory association of bullion market participants that is not a regulated entity.  If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of palladium may be adversely affected.  The LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading.  For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer prices of copper and nickel are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets.  For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any of the review dates, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper or nickel could be adversely affected and could have an impact on the payment at maturity.

▪
Investing in the securities is not equivalent to investing in the basket commodities or in futures contracts or forward contracts on the basket commodities.  Investing in the securities is not equivalent to investing in the basket commodities or in futures contracts or forward contracts on the basket commodities.  By purchasing the securities, you do not purchase any entitlement to the basket commodities, or futures contracts or forward contracts on the basket commodities. Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on any of the basket commodities.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MSCG will determine the initial price and final price of each basket commodity, whether the basket performance factor has decreased below the trigger level on any trading day during the observation period, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or the prices of the basket commodities in the event of a market disruption event, may adversely affect the payout to you at maturity.

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▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Because the securities provide for the return of principal except when the final basket performance factor is less than 100% and the basket performance factor has decreased to or below 70% on any trading day during the observation period, the risk that a security will be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not provide for the return of principal.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Based on the Performance of a Basket Composed of Seven Commodities

Historical Information

The following tables set forth the published high, low and end-of-quarter prices for each of the basket commodities for each calendar quarter in the period from January 1, 2006 to May 6, 2011.  The graphs following each basket commodity’s table set forth the historical daily performance of each respective basket commodity for the same period.  The basket commodity prices on May 6, 2011 were, (i) in the case of Brent crude oil, $109.13, (ii) in the case of copper, $8,790.00, (iii) in the case of corn, 682.75¢, (iv) in the case of cotton, 153.80¢, (v) in the case of nickel, $24,430, (vi) in the case of palladium, $721.00, and (vii) in the case of soybeans, 1,325.00¢.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical performance of the basket commodities should not be taken as an indication of future performance.  We cannot give you any assurance that the basket percent increase at maturity will be positive so that you will receive a payment at maturity in excess of the stated principal amount of the securities.

Brent crude oil (in U.S. dollars)	High	Low	Period End
2006
First Quarter	66.59	58.15	65.91
Second Quarter	74.64	65.91	73.51
Third Quarter	78.30	60.12	62.48
Fourth Quarter	64.62	57.87	60.86
2007
First Quarter	68.10	51.70	68.10
Second Quarter	72.18	64.44	71.41
Third Quarter	80.03	68.69	79.17
Fourth Quarter	95.76	76.58	93.85
2008
First Quarter	107.55	86.62	100.30
Second Quarter	140.31	100.17	139.83
Third Quarter	146.08	89.22	98.17
Fourth Quarter	95.33	36.61	45.59
2009
First Quarter	53.50	39.55	49.23
Second Quarter	71.79	48.44	69.30
Third Quarter	75.51	60.43	69.07
Fourth Quarter	79.69	67.20	77.93
2010
First Quarter	82.70	69.59	82.70
Second Quarter	88.94	69.55	75.01
Third Quarter	82.68	71.45	82.31
Fourth Quarter	94.75	81.10	94.75
2011
First Quarter	117.36	93.33	117.36
Second Quarter (through May 6, 2011)	126.65	109.13	109.13

Daily Brent Crude Oil Prices January 1, 2006 to May 6, 2011

May 2011	Page 18

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Based on the Performance of a Basket Composed of Seven Commodities

Copper (in U.S. dollars)	High	Low	Period End
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,527.50	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter	8,210.00	6,960.00	8,165.00
Fourth Quarter	8,301.00	6,272.50	6,676.50
2008
First Quarter	8,881.00	6,666.00	8,520.00
Second Quarter	8,884.50	7,921.00	8,775.50
Third Quarter	8,985.00	6,419.00	6,419.00
Fourth Quarter	6,379.00	2,770.00	2,902.00
2009
First Quarter	4,078.00	2,902.00	4,035.00
Second Quarter	5,266.00	3,963.50	5,108.00
Third Quarter	6,490.50	4,821.00	6,136.00
Fourth Quarter	7,346.00	5,856.00	7,346.00
2010
First Quarter	7,830.00	6,242.00	7,830.00
Second Quarter	7,950.50	6,091.00	6,515.00
Third Quarter	8,053.50	6,354.00	8,053.50
Fourth Quarter	9,739.50	8,085.50	9,739.50
2011
First Quarter	10,148.00	8,980.00	9,399.50
Second Quarter (through May 6, 2011)	9,823.00	8,790.00	8,790.00

Daily Copper Prices January 1, 2006 to May 6, 2011

May 2011	Page 19

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Corn (in U.S. cents)	High	Low	Period End
2006
First Quarter	236.00	205.00	236.00
Second Quarter	263.00	223.00	235.50
Third Quarter	264.25	219.00	262.50
Fourth Quarter	390.25	262.50	390.25
2007
First Quarter	434.50	354.50	374.50
Second Quarter	419.00	329.50	329.50
Third Quarter	386.75	310.00	373.00
Fourth Quarter	455.50	339.75	455.50
2008
First Quarter	567.25	455.50	567.25
Second Quarter	754.75	576.25	724.75
Third Quarter	748.75	487.50	487.50
Fourth Quarter	484.00	293.50	407.00
2009
First Quarter	427.50	343.50	404.75
Second Quarter	449.50	347.75	347.75
Third Quarter	359.00	300.50	344.00
Fourth Quarter	417.00	333.50	414.50
2010
First Quarter	423.00	345.00	345.00
Second Quarter	373.25	325.00	354.25
Third Quarter	521.75	360.00	495.75
Fourth Quarter	629.00	465.75	629.00
2011
First Quarter	729.75	595.00	693.25
Second Quarter (through May 6, 2011)	776.00	682.75	682.75

Daily Corn Prices January 1, 2006 to May 6, 2011

May 2011	Page 20

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Cotton (in U.S. cents)	High	Low	Period End
2006
First Quarter	57.43	52.22	52.65
Second Quarter	53.97	46.12	49.75
Third Quarter	55.23	47.50	49.30
Fourth Quarter	56.96	46.80	56.19
2007
First Quarter	56.19	51.76	53.57
Second Quarter	58.50	46.25	58.50
Third Quarter	66.49	55.15	62.05
Fourth Quarter	68.01	58.10	68.01
2008
First Quarter	89.00	66.83	69.34
Second Quarter	75.23	64.21	71.40
Third Quarter	71.68	55.06	55.50
Fourth Quarter	56.69	39.14	49.02
2009
First Quarter	52.07	40.01	46.47
Second Quarter	60.54	46.15	53.30
Third Quarter	63.18	54.71	61.34
Fourth Quarter	76.25	59.26	75.60
2010
First Quarter	83.44	66.62	80.55
Second Quarter	84.72	77.06	82.60
Third Quarter	108.14	77.16	104.18
Fourth Quarter	159.12	99.78	144.81
2011
First Quarter	215.15	140.60	200.23
Second Quarter (through May 6, 2011)	208.22	153.80	153.80

Daily Cotton Prices January 1, 2006 to May 6, 2011

May 2011	Page 21

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Nickel (in U.S. dollars)	High	Low	Period End
2006
First Quarter	15,340	13,380	15,340
Second Quarter	23,100	15,340	22,275
Third Quarter	34,750	22,275	31,500
Fourth Quarter	35,455	29,995	34,205
2007
First Quarter	50,345	32,900	45,500
Second Quarter	54,200	35,850	35,850
Third Quarter	36,950	25,055	31,050
Fourth Quarter	33,655	25,510	25,805
2008
First Quarter	33,300	25,805	29,805
Second Quarter	30,025	21,530	21,675
Third Quarter	21,880	15,755	15,755
Fourth Quarter	16,000	8,810	10,810
2009
First Quarter	13,420	9,405	9,405
Second Quarter	16,010	9,555	16,010
Third Quarter	21,070	14,360	17,335
Fourth Quarter	19,495	15,810	18,480
2010
First Quarter	24,950	17,035	24,950
Second Quarter	27,600	17,955	19,430
Third Quarter	23,425	18,735	23,390
Fourth Quarter	24,960	21,290	24,960
2011
First Quarter	29,030	24,050	26,080
Second Quarter (through May 6, 2011)	27,420	24,430	24,430

Daily Nickel Prices January 1, 2006 to May 6, 2011

May 2011	Page 22

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Palladium (in U.S. dollars)	High	Low	Period End
2006
First Quarter	345.00	261.00	332.00
Second Quarter	404.00	282.00	312.00
Third Quarter	349.00	304.00	315.00
Fourth Quarter	333.50	295.00	323.50
2007
First Quarter	355.25	329.00	351.75
Second Quarter	382.00	350.50	365.00
Third Quarter	370.50	320.00	343.75
Fourth Quarter	379.00	343.50	364.00
2008
First Quarter	582.00	364.00	445.00
Second Quarter	475.00	406.00	467.00
Third Quarter	465.00	199.00	199.00
Fourth Quarter	233.00	164.00	184.00
2009
First Quarter	222.00	179.00	215.00
Second Quarter	261.50	212.00	249.00
Third Quarter	304.00	232.00	294.00
Fourth Quarter	393.00	292.00	393.00
2010
First Quarter	479.00	393.00	479.00
Second Quarter	571.00	419.00	446.00
Third Quarter	573.00	429.00	573.00
Fourth Quarter	797.00	565.00	797.00
2011
First Quarter	858.00	700.00	766.00
Second Quarter (through May 6, 2011)	798.00	721.00	721.00

Daily Palladium Prices January 1, 2006 to May 6, 2011

May 2011	Page 23

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Soybeans (in U.S. cents)	High	Low	Period End
2006
First Quarter	621.00	562.00	571.50
Second Quarter	609.00	555.25	594.75
Third Quarter	608.50	527.25	547.50
Fourth Quarter	688.00	542.50	683.50
2007
First Quarter	783.75	653.50	761.25
Second Quarter	855.25	709.75	850.00
Third Quarter	1,009.00	799.25	991.25
Fourth Quarter	1,220.75	925.50	1,199.00
2008
First Quarter	1,544.50	1,189.50	1,197.25
Second Quarter	1,605.00	1,211.00	1,605.00
Third Quarter	1,658.00	1,045.00	1,045.00
Fourth Quarter	1,053.00	783.50	972.25
2009
First Quarter	1,037.50	848.50	952.00
Second Quarter	1,267.00	952.00	1,226.25
Third Quarter	1,258.50	913.50	927.00
Fourth Quarter	1,060.50	885.00	1,039.75
2010
First Quarter	1,052.25	908.00	941.00
Second Quarter	1,004.25	930.50	948.50
Third Quarter	1,128.50	953.50	1,106.75
Fourth Quarter	1,393.75	1,054.00	1,393.75
2011
First Quarter	1,451.00	1,270.00	1,410.25
Second Quarter (through May 6, 2011)	1,393.75	1,319.75	1,319.75

Daily Soybeans Prices January 1, 2006 to May 6, 2011

May 2011	Page 24